As filed with the Securities and Exchange Commission on October 17, 2003

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHANNELL COMMERCIAL CORPORATION

(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-2453261 (I.R.S. employer identification number)

26040 Ynez Road

Temecula, California 92591

(909) 719-2600

(Address of principal executive offices)

CHANNELL COMMERCIAL CORPORATION

1996 INCENTIVE STOCK PLAN, AS AMENDED

CHANNELL COMMERCIAL CORPORATION

2003 INCENTIVE STOCK PLAN

(Full title of the Plans)

WILLIAM H. CHANNELL, SR.

CHAIRMAN OF THE BOARD

26040 YNEZ ROAD

TEMECULA, CALIFORNIA 92591

(909) 719-2600

(Name, address including zip code, and telephone number, including area code, of Registrants’ agent for service)

It is requested that copies of communications be sent to:

ANTHONY T. ILER, ESQ.

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

(310) 277-1010

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered Shares	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.01 par value	750,000	$5.76(1)	$4,320,000(1)	$349.49

Common Stock, $.01 par value	3,100,000	$4.64(2)	$14,384,000(2)	$1,163.67

Total Registration Fee	n/a	n/a	n/a	$1,513.16

(1)	Estimated solely for the purpose of computing the registration fee as the average price at which the options may be exercised pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of computing the registration fee as the average of the high and low prices of the Common Stock reported on the Nasdaq National Market System on October 14, 2003 pursuant to Rule 457(h) and Rule 457(c) of the Securities Act.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 (the “Registration Statement”) registers 750,000 shares of the Registrant’s Common Stock issuable pursuant to the Registrant’s 1996 Incentive Stock Plan, as amended, and 3,100,000 shares of the Registrant’s Common Stock issuable pursuant to the Registrant’s 2003 Incentive Stock Plan, $0.01 par value per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Channell Communication Corporation, a Delaware corporation (the “Registrant”), are incorporated herein by reference:

(1) the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, filed with the Commission on August 13, 2003;

(2) the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed with the Commission on May 12, 2003;

(3) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Commission on March 26, 2003 and related Amendment No. 1 to Form 10-K for such fiscal year filed March 31, 2003; and

(4) the description of the Registrant’s Common Stock contained in the Form 8-A Registration Statement registering the Registrant’s Common Stock pursuant to Section 12 (g) of the Exchange Act, and any amendments thereto filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date this Registration Statement is filed with the Commission, and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Restated Certificate of Incorporation includes a provision that limits a director’s personal liability to the Registrant or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. Part Eight of the Registrant’s Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

As permitted by Section 145 of the DGCL, the Registrant’s Bylaws provide that, to the fullest extent permitted by the DGCL, directors, officers and certain other persons who are made, or are threatened to be made, parties to, or are involved in, any action, suit or proceeding will be indemnified by the Registrant with respect thereto.

Item 7. Exemption From Registration Claimed.

None.

Item 8. Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1	Restated Certificate of Incorporation Channell Commercial Corporation(1)
4.2	Channell Commercial Corporation Bylaws(1)
4.3	Channell Commercial Corporation 1996 Incentive Stock Plan, as amended(2)
4.4	Channell Commercial Corporation 2003 Incentive Stock Plan(2)
5.1	Legal Opinion of Irell & Manella LLP(2)
23.1	Consent of Independent Auditors(2)
23.2	Consent of Irell & Manella LLP (included in legal opinion filed as Exhibit 5.1)
24	Power of Attorney (included on the signature pages filed herewith)

(1)	Incorporated by reference to the indicated exhibits in connection with the Company’s Registration Statement on Form S-1 (File No. 333-3621).

(2)	Filed herewith.

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)( a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13 (a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Temecula, State of California, on this 16th day of October, 2003.

Channell Commercial Corporation (a Delaware corporation) Registrant

By:	/s/ William H. Channell, Sr.

William H. Channell, Sr. Chairman of the Board, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William H. Channell, Jr. and Thomas Liguori, and each of them, his attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William H. Channell, Sr. William H. Channell, Sr.	Chairman of the Board and Chief Executive Officer and Director	October 16, 2003

/s/ William H. Channell, Jr William H. Channell, Jr.	President, Chief Operating Officer and Director	October 16, 2003

/s/ Jacqueline M. Channell Jacqueline M. Channell	Secretary and Director	October 16, 2003

/s/ Bruce Glidden Bruce Glidden	Director	October 16, 2003

/s/ Guy Marge Guy Marge	Director	October 16, 2003

/s/ Dana Brenner Dana Brenner	Director	October 16, 2003

/s/ Thomas Liguori Thomas Liguori	Chief Financial Officer	October 16, 2003

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	Restated Certificate of Incorporation Channell Commercial Corporation(1)
4.2	Channell Commercial Corporation Bylaws(1)
4.3	Channell Commercial Corporation 1996 Incentive Stock Plan, as amended(2)
4.4	Channell Commercial Corporation 2003 Incentive Stock Plan(2)
5.1	Legal Opinion of Irell & Manella LLP(2)
23.1	Consent of Independent Auditors(2)
23.2	Consent of Irell & Manella LLP (included in legal opinion filed as Exhibit 5.1)
24	Power of Attorney (included on the signature pages filed herewith)

(1)	Incorporated by reference to the indicated exhibits in connection with the Company’s Registration Statement on Form S-1 (File No. 333-3621).

(2)	Filed herewith.